Exhibit 10.1
January 10, 2011
Charles Liamos
2444 Via De Los Milagros
Pleasanton, CA 94566
Dear Charlie:
Insulet Corporation (“Insulet” or the “Company”) is pleased to offer you the full-time position of Chief Operating Officer, reporting directly to Duane DeSisto, President and CEO. We are excited about the prospect of you joining our team and look forward to the addition of your professionalism and experience to help the Company achieve its goals. You are scheduled to begin your employment with the Company on January 10, 2011. This offer of employment is contingent upon the satisfactory completion of background checks.
Your base compensation will be $350,000 per year. You will be paid $13,461.54 biweekly in accordance with the Company’s normal payroll practices as established or modified from time to time. You will participate in the Company’s Executive Incentive Compensation Program with a target bonus of 50% of your 2011 base compensation. You will participate as a Covered Executive in the Company’s Amended and Restated Executive Severance Plan, subject to the terms and conditions of that plan.
In addition, the Company will provide for six months of temporary living expenses, which can include lodging, travel for you and family, meals/food and other related expenses, through June 30, 2011. The Company will also provide for gross relocation assistance of up to $100,000; this amount is intended to reimburse you for expenses related to your move, home sale or extended temporary living. As agreed, these expenses are available to you for up to eighteen months from your start date, which would be on/around July 10, 2012.
You will also be eligible to participate in the Company’s benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure. These benefits presently include: comprehensive medical, prescription drug, and dental insurance coverage, with 80% of premiums paid for you and your dependents; Company-paid life insurance coverage at two times your annualized salary; 401(k) plan; paid holidays and vacation time which will accrue at five weeks per year, per Company policy. For a more detailed understanding of the benefits and the eligibility requirements, please consult the summary plan descriptions for the programs which will be made available to you.
Subject to approval of the Company’s Board of Directors, you will be granted the option to purchase 200,000 shares of Company common stock, at a purchase price equal to the fair market value as of the date of the grant. You will also receive 100,000 restricted share units. The date of the grant will be January 10, 2011 and your options will be priced at the closing stock price on January 10, 2011. Prior to the grant date, the number of options and restricted stock units may be adjusted to reflect a stock split or other similar transaction. These grants will be subject to and governed by the terms and conditions of a stock option agreement and a restricted stock agreement, respectively, between you and the Company and the Company’s Stock Option and Incentive Plan. The agreements will include, among other things, a vesting schedule.
Insulet’s normal business hours are 8:00am to 5:00pm, Monday through Friday. Your schedule may vary based on your job responsibilities. This position is salary exempt and may include travel and hours greater than a forty hour per-week work schedule. You will be reimbursed for normal travel and lodging expenses outside of the local Bedford, Massachusetts area.
The Company also requires you to verify that the performance of your position at Insulet does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers which are in conflict with your obligations to Insulet). The Company understands that you will continue to be a partner in the current MedVenture funds and active in the management of the funds under the partnership agreement not to exceed serving as the portfolio’s representative on up to three company boards over the remaining life of the funds. We have agreed that the MVA partnership duties will not conflict with position and duties at Insulet Corporation. You will be required to sign the Company’s standard Proprietary Information and Non-Competition Agreements as a condition of your employment with the Company. A copy of these agreements will be made available to you prior to your employment start date.
Also, please bring with you, for the purpose of completing the I-9 form, sufficient documentation to demonstrate your eligibility to work in the United States on your first day of employment. This verification must occur by the third day of your employment.
We look forward to having you join Insulet. We hope you will be a very valuable contributor to our team going forward. Please provide a response within 2 days acknowledging that you have accepted this offer of employment.

Sincerely,

/s/ Duane DeSisto

Duane DeSisto
Chief Executive Officer

Accepted:

/s/ Charles Liamos

Charles Liamos